COFFEE PEOPLE, INC.

                       CALCULATIONS OF EARNINGS PER SHARE

                             Three Months                 Nine Months
                            Ended September 30,         Ended September 30,
                         ----------------------     -----------------------
                            1997        1996            1997        1996
                         ----------  ----------     -----------  ----------

Weighted average
  shares outstanding
  for the period          3,252,958   2,069,505       3,245,814   2,000,652

Dilutive common
  stock options using
  the treasury stock
  method                          -      65,424               -      65,601
                         ----------  ----------     -----------  ----------
Total shares used
   for per share
  calculations            3,252,958   2,134,929       3,245,814   2,066,253
                         ==========  ==========     ===========  ==========

Net income (loss)        $( 320,000) $   47,000     $(6,564,000) $  181,000
                         ==========  ==========     ===========  ==========
Earnings(loss)
   per share             $    (0.10) $     0.02     $     (2.02) $     0.09
                         ==========  ==========     ===========  ==========
